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                                    FORM 15
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

            Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
           Under Sections 13 and 15(d) of the Securities Act of 1934

                      Commission File Number      1-67

                    MICKELBERRY COMMUNICATIONS INCORPORATED
            (Exact name of registrant as specified in its charter)

           405 Park Avenue, New York, New York  10022  (212) 832-0303
              (Address, including zip code, and telephone number,
                    including principal executive offices)

                     Common Stock, par value $1 per share
                     8% Convertible Subordinated Debentures
           (Title of each class of securities covered by this Form)

                                      None
            (Titles of all other classes of securities for which a
          duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [ ]      Rule 12h-3(b)(1)(ii) [ ]
         Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(2)(i)  [ ]
         Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(ii) [ ]
         Rule 12g-4(a)(2)(ii) [ ]      Rule 15d-6           [ ]
         Rule 12h-3(b)(1)(i)  [x]

     Approximate number of holders of record as of the certification or notice date:
               1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Mickelberry Communications Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  October 13, 1995          BY:  /s/ James C. Marlas
                                      Chairman of the Board,
                                      President and Chief
                                      Executive Officer